Exhibit 16.1

Deloitte & Touche LLP

1111 Bagby St., Suite 4500

Houston, TX 77002-4196

USA

Tel: (713) 982-2000

Fax: (713) 982-2008

www.deloitte.com

June 24, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of VAALCO Energy Inc.’s Form 8-K dated June 24, 2016, and have the following comments:

1.We agree with the statements made in the third, fourth, fifth, sixth and seventh paragraphs.

2.We have no basis on which to agree or disagree with the statements made in the first and second paragraphs except in the first paragraph, we agree with the statement “the Audit Committee informed Deloitte & Touche

LLP (“Deloitte”) that it will be dismissed as the Company’s independent registered public accounting firm effective June 20, 2016”.

Yours truly,

/S/ DELOITTE & TOUCHE LLP